Exhibit 16.01

Kappin Professional Corporation

Ateet Kapadia, CPA
Toronto, Ontario

April 12, 2017

Securities and Exchange Commission

100 F Street, NE, Washington DC 20549

Dear Sirs:

We have been furnished with a copy of the 8K related to the event dated April 12, 2017 and to be filed by our former client Bravo Multinational Incorporated.. We agree with the statements contained in Item 4.01 insofar as they relate to our firm. We have no basis for comment on the other paragraphs in Item 4.01.

Sincerely,

/s/ Kappin professional Corporation

Chartered Accountants